EXHIBIT 99.2

ITEM 7 INFORMATION

The securities being reported on by DISH DBS Corporation (“DDBS”), DISH Orbital Corporation (“DOC”) and DISH Network Corporation (“DISH”), each as a parent holding company, on this Statement on Schedule 13G were acquired by DISH Network L.L.C., a wholly-owned subsidiary of DDBS, DOC and DISH.